Filed Pursuant to Rule 433

Registration Nos. 333-208544 and 333-208544-10

*PXD Details* $1.25Bn Nissan Auto Receivables (NAROT) 2019-A

Joint Leads: MUFG (Str), Citi, HSBC, SocGen

Co-Managers: BNP, Lloyds, Scotia, TD

Cls	Offered Amt ($mm)	M/F	WAL (yrs)	Exp Final	Legal Final	Bench	Spread	Yld	CPN	Price
A1	263.00	P-1/F1+	0.31	9/19	2/20	IntL	-4bps	2.70786%	2.70786%	100.00000
A2A	400.00	Aaa/AAA	1.12	10/20	1/22	EDSF	15bps	2.842%	2.82%	99.99415
A2B	50.00	Aaa/AAA	1.12	10/20	1/22	1mL	15bps	1ML+15bps		100.00000
A3	450.00	Aaa/AAA	2.48	8/22	10/23	IntS	28bps	2.924%	2.90%	99.98485
A4	87.00	Aaa/AAA	3.77	2/23	9/25	IntS	42bps	3.020%	3.00%	99.99580

— Transaction Details —

Expected Settle	: February 13, 2019	Min Denominations	: $1k by $1k
First Payment	: March 15, 2019	Pricing Speed	: 1.30% ABS to 5% Clean-up Call
Expected Ratings	: Moody’s/Fitch	ERISA Eligible	: Yes
Ticker	: NAROT 2019-A	EU RR Compliant	: No
Registration	: SEC Registered	B&D	: MUFG

— Attachments/Materials —

Preliminary Prospectus, FWP and CDI File (attached)

Intex Deal Name: mitnarot19_a   Passcode: 2XJJ

— CUSIPS —

A1	: 65479K AA8
A2A	: 65479K AB6
A2B	: 65479K AC4
A3	: 65479K AD2
A4	: 65479K AE0

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.